Exhibit 99.3

Tenneco Announces Conditional Redemption of 5.000% Senior Secured Notes due 2024 and Floating Rate Senior Secured Notes due 2024

LAKE FOREST, Ill., Mar. 3, 2021 /PRNewswire/ — Tenneco Inc. (NYSE: TEN) (“Tenneco”) today announced that it has given notice of its intention to redeem all of its outstanding 5.000% Senior Secured Notes due 2024 (the “2024 Secured Notes”) and all of its outstanding Floating Rate Senior Secured Notes due 2024 (the “2024 FR Secured Notes” and, together with the 2024 Secured Notes, the “Notes”) on April 2, 2021 (the “Redemption Date”).

The aggregate principal amount outstanding of the 2024 Secured Notes is €350,000,000. The redemption price for the 2024 Secured Notes will be equal to 102.500% of the principal amount thereof, plus accrued and unpaid interest on such Notes from January 15, 2021 (the most recent interest payment date) to, but excluding, the Redemption Date, for a total payment to holders of €1,035.6944 per €1,000 principal amount of 2024 Secured Notes.

The aggregate principal amount outstanding of the 2024 FR Secured Notes is €300,000,000. The redemption price for the 2024 FR Secured Notes will be equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest on such Notes from January 15, 2021 (the most recent interest payment date) to, but excluding, the Redemption Date, for a total payment to holders of €1,010.4271 per €1,000 principal amount of 2024 FR Secured Notes.

The Notes are currently listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market.

Tenneco intends to fund the redemption of the Notes with proceeds from its previously announced offering of senior secured notes due 2029 (the “New Notes Offering”), together with cash on hand. Tenneco’s obligation to redeem each series of Notes is subject to the completion of the closing of the New Notes Offering (the “Financing Condition”). Accordingly, the Redemption Date for each series of Notes may be extended until the Financing Condition is satisfied or waived by Tenneco in its sole discretion. If the Financing Condition is not satisfied, Tenneco may elect to rescind the notice of redemption for any series of Notes, terminate the redemption for any series of Notes and return any tendered Notes of such series to the holders thereof. If the Redemption Date for any series of Notes is extended or the redemption is terminated, Tenneco will provide notice to noteholders of such series of Notes no later than 5:00 p.m. New York time on the business day immediately preceding the Redemption Date. Unless Tenneco defaults in paying the redemption price in full for the respective series of Notes on the Redemption Date and assuming the applicable notice of redemption is not rescinded, interest on such series of Notes shall cease to accrue on and after the Redemption Date, and the only remaining right of the Noteholders of such series of Notes will be to receive payment of the applicable redemption price upon surrender of their Notes.

Payment of the redemption price for each series of Notes will be made in accordance with the applicable procedures of Euroclear Bank S.A. / N.V. and Clearstream Banking, S.A.

The Bank of New York Mellon, London Branch is serving as trustee and paying agent, and The Bank of New York Mellon (Luxembourg) S.A., is acting as registrar, for the 2024 Secured Notes.

Wilmington Trust, National Association is serving as the trustee, The Bank of New York Mellon, London Branch is serving as paying agent, and The Bank of New York Mellon (Luxembourg) S.A., is acting as registrar, for the 2024 FR Secured Notes.

This press release is for information purposes only and shall not constitute the official notice of redemption for each series of Notes required under the respective indenture governing such series of Notes, which notice shall be provided by the Paying Agent on behalf of Tenneco.

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers and marketers of automotive products for original equipment and aftermarket customers, with 2020 revenues of $15.4 billion and approximately 73,000 team members working at more than 270 sites worldwide. Through our four business groups, Motorparts, Ride Performance, Clean Air and Powertrain, Tenneco is driving advancements in global mobility by delivering technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket. Visit www.tenneco.com to learn more.

Investor inquiries:

Linae Golla

847 482-5162

lgolla@tenneco.com

Rich Kwas

248-849-1340

rich.kwas@tenneco.com

Media inquiries:

Bill Dawson

847 482-5807

bdawson@tenneco.com